UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 25, 2016

pSivida Corp.

(Exact name of registrant as specified in its charter)

Delaware	000-51122	26-2774444
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

480 Pleasant Street Watertown, MA		02472
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (617) 926-5000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.

As of December 26, 2016, the Amended and Restated Collaborative Research and License Agreement, dated June 14, 2011 (the “Restated Agreement”), by and among pSivida Corp., pSivida US, Inc., pSiMedica Limited (collectively, the “Company”) and Pfizer Inc. (“Pfizer”) automatically terminated pursuant to the terms thereof.

As previously disclosed, the Restated Agreement amended and restated the Collaborative Research and License Agreement, dated as of April 3, 2007, between the Company and Pfizer (the “Original Agreement”). Under the Restated Agreement, the Company granted Pfizer an exclusive option under various circumstances to a license to develop and commercialize worldwide a sustained release bioerodible implant designed to deliver latanoprost by subconjunctival injection (the “Product”) for ophthalmic diseases in humans other than Uveitis. In exchange, the Company was entitled to consideration of up to $168.8 million plus royalties, regained all rights to its intellectual property in ophthalmic applications previously included in the Original Agreement other than pursuant to the Restated Agreement and had rights to develop and commercialize the Product if Pfizer were to not exercise its option to do so. In June 2011, Pfizer paid the Company $2.3 million as an upfront payment.

Pursuant to Section 3.3 of the Restated Agreement, the Company is permitted to elect to cease development of the Product at any time after June 14, 2012 but prior to completion of Phase II clinical trials for the Product, upon providing notice to Pfizer of such election (the “Cessation Notice”), at which time the Company would have no further obligations with respect to the Product under the Restated Agreement. After receipt of the Cessation Notice, Pfizer has the right to elect to solely fund further development and commercialization of the Product, provided that Pfizer is required to make such election and notify the Company (the “Funding Option Notice”) no later than sixty days after receiving the Cessation Notice. In the event Pfizer does not submit a Funding Option Notice with respect to the Product within the sixty-day election period, then the Restated Agreement automatically terminates at the end of the sixty-day election period. After such termination, the Company would have the right, alone or with or through other persons with rights to Pfizer intellectual property necessary to develop, manufacture and commercialize the Product. Notwithstanding the foregoing, if the Company provides the Cessation Notice but does not actually cease all development activities with respect to the Product for at least one year, then the automatic termination would be null and void and the Restated Agreement would remain in effect.

The Company delivered the Cessation Notice to Pfizer on October 27, 2016. Pursuant to the Restated Agreement, Pfizer had until December 26, 2016 to deliver a Funding Option Notice to the Company. Pfizer did not provide the Funding Option Notice as of December 26, 2016 and therefore, subject to the limited exception set forth above, the Restated Agreement automatically terminated as of such date.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed, on December 12, 2016, pSivida Corp. (the “Company”) eliminated the position of Vice President of Corporate Affairs and General Counsel, thereby resulting in the termination of Lori Freedman, the Company’s Vice President of Corporate Affairs, General Counsel and Company Secretary, effective as of December 26, 2016. On December 25, 2016, the Company and Ms. Freedman entered into a cooperation agreement, pursuant to which Ms. Freedman will reasonably cooperate with the Company and its subsidiaries and affiliates for up to 20 hours in each of January and February 2017 regarding all matters for which Ms. Freedman has knowledge of, was involved in or handled in her former role as Vice President of Corporate Affairs and General Counsel. In exchange for her cooperation, the Company extended the exercise period of all of Ms. Freedman’s vested stock options to purchase common stock of the Company to June 26, 2018.

The foregoing description of the cooperation agreement is not complete and is qualified in its entirety by reference to the agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

10.1	Cooperation Agreement, dated December 25, 2016, by and between pSivida Corp. and Lori Freedman.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

pSivida Corp.

Date: December 30, 2016	By:	/s/ Nancy Lurker
	Name:	Nancy Lurker
	Title	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Document

10.1	Cooperation Agreement, dated December 25, 2016, by and between pSivida Corp. and Lori Freedman.